Exhibit 99.(d)(1)(b)

SCHEDULE A

(as of June 27, 2024)

As consideration for Invesco Capital Management’s services to each of the Funds listed below, Invesco Capital Management shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco AAA CLO Floating Rate Note ETF	0.19	09/15/22	12/8/22	12/9/22	04/30/25
Invesco Active U.S. Real Estate ETF	0.35	06/20/08	11/19/08	11/19/08	04/30/25
Invesco Corporate Bond Factor ETF	0.22	12/12/19	[ ]	[ ]	04/30/25
Invesco High Yield Bond Factor ETF	0.39	12/12/19	11/24/2020	12/02/2020	04/30/25
Invesco High Yield Select ETF	0.48	09/15/22	12/8/22	12/9/22	04/30/25
Invesco Intermediate Bond Factor ETF	0.27	12/12/19	[ ]	[ ]	04/30/25
Invesco MSCI EAFE Income Advantage ETF	0.39	06/27/24	[ ]	[ ]	04/30/26
Invesco Multi-Sector Bond Income Factor ETF	0.39	12/12/19	[ ]	[ ]	04/30/25
Invesco Municipal Strategic Income ETF	0.39	09/15/22	12/8/22	12/9/22	04/30/25
Invesco QQQ Income Advantage ETF	0.29	06/27/24	[ ]	[ ]	04/30/26
Invesco Real Assets ESG ETF	0.59	12/15/20	12/16/20	12/18/20	04/30/25
Invesco S&P 500® Downside Hedged ETF	0.39	09/13/12	12/05/12	12/06/12	04/30/25
Invesco S&P 500 Equal Weight Income Advantage ETF	0.29	06/27/24	[ ]	[ ]	04/30/26
Invesco Short Duration Bond ETF	0.35	09/15/22	12/8/22	12/9/22	04/30/25
Invesco Short-Term Bond Factor ETF	0.27	12/12/19	[ ]	[ ]	04/30/25
Invesco Total Return Bond ETF	0.50	12/19/17	04/06/18	04/06/18	04/30/25
Invesco Variable Rate Investment Grade ETF	0.30	12/17/15	9/20/16	9/21/16	04/30/25

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	President and Principal Executive Officer

INVESCO CAPITAL MANAGEMENT LLC

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	Managing Director and Chief Executive Officer